Exhibit 99.1
Inhibrx Reports First Quarter 2022 Financial Results
and Recent Corporate Highlights

San Diego, CA, May 9, 2022 – Inhibrx, Inc. (Nasdaq: INBX), a biotechnology company with four clinical programs in development and a strong emerging pipeline, today reported financial results for the first quarter of 2022 and provided an update on recent corporate highlights.

Recent Corporate Highlights
•On February 22, 2022, Inhibrx announced that it had entered into an amendment to its Loan and Security Agreement with Oxford Finance LLC. The amendment provides for the funding of an additional $130.0 million in gross proceeds, $40.0 million of which was funded upon execution of the amendment on February 18, 2022, with the remaining $90.0 million to be funded in three separate tranches upon future milestone events.
•On March 3, 2022, Inhibrx announced that the FDA granted orphan-drug designation for INBRX-101 for the treatment of alpha-1 antitrypsin deficiency, or AATD.
•On April 5, 2022, Inhibrx announced that it will be presenting late-breaking data from INBRX-101 at the American Thoracic Society 2022 Conference taking place May 13-18, 2022.
•On April 25, 2022, Inhibrx announced the formation of a Scientific Advisory Board, comprised of the top global experts in AATD, for INBRX-101.

Financial Results
•Cash and Cash Equivalents. As of March 31, 2022, Inhibrx had cash and cash equivalents of $143.5 million, compared to $131.3 million as of December 31, 2021.
•R&D Expense. Research and development expenses were $24.9 million during the first quarter of 2022, compared to $16.4 million during the first quarter of 2021. This overall increase was primarily due to an increase in work performed by Inhibrx’s contract development and manufacturing organization partners for the formulation and manufacturing of certain of its therapeutic candidates, as well as an increase in clinical trial expenses based on the initiation of a potentially registration-enabling Phase 2 trial in conventional chondrosarcoma and the progression of ongoing Phase 1 trials. Additionally, personnel-related costs increased during the first quarter of 2022 as compared to the same period in the prior year as a result of the continued expansion of Inhibrx.
•G&A Expense. General and administrative expenses were $5.1 million during the first quarter of 2022, compared to $3.0 million during the first quarter of 2021. This overall increase was primarily driven by an increase of approximately $1.4 million in additional personnel-related costs, as well as marketing research expenses related to the initiation of our potential commercialization efforts for INBRX-101 and INBRX-109.
•Net Loss. Net loss was $31.3 million during the first quarter of 2022, or $0.80 per share, compared to $19.3 million during the first quarter of 2021, or $0.51 per share.

Exhibit 99.1
About the Inhibrx sdAb Platform
Inhibrx utilizes diverse methods of protein engineering in the construction of therapeutic candidates that can address the specific requirements of complex target and disease biology. A key tool for this effort is the Inhibrx proprietary sdAb platform, which enables the development of therapeutic candidates with attributes superior to other monoclonal antibody and fusion protein approaches. This platform allows the combination of multiple binding units in a single molecule, enabling the creation of therapeutic candidates with defined valency or multiple specificities that can achieve enhanced cell signaling or conditional activation. An additional benefit of this platform is that these optimized, multi-functional entities can be manufactured using the established processes that are commonly used to produce therapeutic proteins.

About Inhibrx, Inc.
Inhibrx is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with 2seventy bio (formerly bluebird bio), Bristol-Myers Squibb and Chiesi. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s and its investigators’ judgments and beliefs regarding the strength of Inhibrx’s pipeline and the observed safety and efficacy to date of its therapeutic candidates; future clinical development of Inhibrx’s therapeutic candidates; evaluations and judgments regarding Inhibrx’s cash position; and statements and judgments regarding its partnership and relationship with Oxford. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of preclinical data and initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its business; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual

Exhibit 99.1
Report on Form 10-K as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
kelly@inhibrx.com
858-795-4260

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED MARCH 31,
	2022	2021
Revenue:
License fee revenue	$915	$863
Grant revenue	14	26
Total revenue	929	889
Operating expenses:
Research and development	24,895	16,438
General and administrative	5,051	3,009
Total operating expenses	29,946	19,447
Loss from operations	(29,017)	(18,558)
Total other income (expense)	(2,237)	(729)
Provision for income taxes	—	2
Net loss	$(31,254)	$(19,289)
Net loss per share, basic and diluted	$(0.80)	$(0.51)
Weighted-average shares of common stock outstanding, basic and diluted	39,017	37,736

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	MARCH 31,	DECEMBER 31,
	2022	2021
	(unaudited)

Cash and cash equivalents	$143,467	$131,301
Other current assets	6,935	7,811
Non-current assets	10,781	11,338
Total assets	$161,183	$150,450

Debt, current and non-current	$109,141	$70,470
Other current liabilities	20,105	22,454
Other non-current liabilities	4,587	5,143
Total liabilities	133,833	98,067
Stockholders’ equity	27,350	52,383
Total liabilities and stockholders’ equity	$161,183	$150,450